EXHIBIT 4.7.4

CERTIFICATE OF TRUST

OF

CAPITAL ONE CAPITAL II

THIS Certificate of Trust of Capital One Capital II (the "Trust"), dated as of June 2, 2005, is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

1.         Name. The name of the statutory trust formed by this Certificate of Trust is Capital One Capital II.

2.         Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3.         Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

 [Signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK,

not in its individual capacity, but solely as

Property Trustee

By:/s/ Ming J. Ryan

Name: Ming J. Ryan
Title: Vice President

THE BANK OF NEW YORK (DELAWARE),

not in its individual capacity, but solely as Delaware Trustee

By:/s/ Kristine K. Gullo

Name: Kristine K. Gullo
Title: Asst. Vice President